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Mark Kimbrough	Ed Fishbough
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HCA APPOINTS WILLIAM B. RUTHERFORD CHIEF FINANCIAL OFFICER

AND EXECUTIVE VICE PRESIDENT

Nashville, Tenn., October 7, 2013 – HCA (NYSE:HCA) announced today that William B. Rutherford will become Chief Financial Officer and Executive Vice President of the Company, effective January 1, 2014. Rutherford will succeed R. Milton Johnson as CFO when Johnson, HCA’s President and CFO, becomes President and CEO at the end of the year. The Company announced in July that Richard M. Bracken would retire as CEO at the end of 2013.

“Bill is well-prepared to assume the role of CFO,” said Johnson. “His history with the Company and breadth of experience in the hospital, outpatient and behavioral health sectors have shown him to be a solid leader with a deep understanding of the healthcare industry, the financial markets, and, equally important, a knowledge of our patient-centric culture. As CFO, Bill will lead a deep and talented team of financial professionals.”

Rutherford, 49, currently serves as Chief Operating Officer of HCA’s Physician Services Group, helping to provide leadership oversight of physician employment, recruiting and practice management for over 3,000 providers.

As CFO, Rutherford will have management responsibility for the Company’s Treasury Department, Office of the Controller, Information Technology, Government Programs, and Strategic Resource Group.

A 24-year veteran of HCA, Rutherford joined the Company as a staff auditor in 1986. He served the Company in a variety of roles and from 1996 – 2005 was Chief Financial Officer for what was then the Company’s Eastern Group, which was comprised of about 90 hospitals with approximately $12 billion of revenue in 2005.

In 2005, he left HCA to start his own training and education company, which led to work with several private equity ventures. He later served as Chief Operating Officer of Psychiatric Solutions, a behavioral health services provider, from March 2006 to June 2007.

Rutherford rejoined HCA and served as Chief Financial Officer of the Company’s Outpatient Services Group from November 2008 through January 2011. He was responsible for HCA’s company-wide financial operations of freestanding outpatient facilities, including ambulatory surgery centers, diagnostic imaging and cancer center operations.

Rutherford received a bachelor’s degree in accounting and finance from the University of Tampa. He resides in Nashville with his wife, Nancy, and their two children.

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All references to “Company” and “HCA” as used throughout this release refer to HCA Holdings, Inc. and its affiliates.